TFS CAPITAL INVESTMENT TRUST

                      JOINT INSURED FIDELITY BOND AGREEMENT

     Agreement effective as of the 7th day of March, 2006, by and among TFS Market Neutral Fund and TFS Small Cap Fund (collectively, the "Funds").

     WHEREAS, TFS Capital Investment Trust is a business trust organized under the laws of the State of Ohio and registered as a open-end, management investment company under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, each Fund that is a party to this Agreement and the date it became a party is set forth on Schedule 1 hereto, as such Schedule may be revised from time to time;

     WHEREAS, TFS Capital LLC is the investment adviser of each of the Funds;

     WHEREAS, The Board of Trustees of TFS Capital Investment Trust (the "Board") has determined on behalf of each Fund that it be a joint insured under a fidelity bond (the "Bond") as permitted by Rule 17g-1 under the Act and a party to this Agreement; and

     WHEREAS, TFS Capital Investment Trust and the Funds have entered into this Agreement in order to comply with Rule 17g-1 promulgated by the Securities and Exchange Commission under the Act.

     NOW THEREFORE IT IS HEREBY AGREED:

     1. That TFS Capital Investment Trust on behalf of each Fund agrees with respect to each Fund: (i) to maintain the total amount of the Bond in an amount at least equal to the aggregate amount of the minimum fidelity insurance that would be required of each Fund by paragraph (d)(1) of Rule 17g-1 under the Act were the Funds not insured under a joint fidelity bond ("minimum coverage"); and
(ii) that each Fund will share in each year's premium cost in such amounts or percentages as shall be determined annually by the Board, as the case may be,


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including a majority of the Trustees who are not "interested  persons" of any of the Funds, as defined by the Act and the rules thereunder.

     2. If any recovery is received under the Bond as a result of a loss sustained by a Fund and one or more other named insureds, such Fund shall receive an equitable and proportionate share of the recovery, but such recovery shall at least equal the amount that the Fund would have received had it provided and maintained a single insured bond solely with respect to the Fund the with the minimum coverage required by paragraph (d)(1) of Rule 17g-1 under the Act.

     3. Funds formed after the date hereof may become parties to this Agreement and be bound by the terms of this Agreement upon determination by the Board and upon the addition of any Fund to Schedule 1 hereto.



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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be executed as of the 7th day of March, 2006.


                                 TFS Capital Investment Trust


                                 By:  /s/Larry Eiben
                                     ----------------------
                                     Larry Eiben
                                     President



                                 TFS Market Neutral Fund


                                 By:  /s/Larry Eiben
                                     ----------------------
                                     Larry Eiben
                                     President



                                 TFS Small Cap Fund


                                 By:  /s/Larry Eiben
                                     --------------
                                     Larry Eiben
                                     President





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                                   SCHEDULE 1

            Fund                                         Effective Date
            ----                                         --------------

    TFS Market Neutral Fund                              March 7, 2006

    TFS Small Cap Fund                                   March 7, 2006